May 23, 1996


VIA FACSIMILE
Mr. Mikhail Drabkin
820 Mabry Road
Atlanta, GA 30328

Re:  Employment with Spectrum Information Technologies, Inc.
("Spectrum" or "Employer")

Dear Mikhail:

       As you are aware, Spectrum has postponed the hearing regarding confirmation of its plan of reorganization in its pending bankruptcy proceeding because a condition precedent to confirmation (a favorable decision in the litigation with certain of Spectrum's former directors' and officers' insurance carriers) has not yet occurred. In light of the uncertainty surrounding the timing of confirmation and the importance of your continued employment with the Company, Spectrum believes that it is in the best interest of Spectrum to enter an amendment (the "Amendment") to your employment agreement executed January 21, 1996 (the "Agreement"), subject to bankruptcy court approval, as set forth below.

       Spectrum retains the right to discharge you for any reason or without reason. Spectrum agrees, however, that if it discharges you for any reason other than just cause (as defined in the Agreement), you shall be entitled to a severance benefit equal to twelve (12) month's base salary and participation in Spectrum's Executive Medical Plan for twelve (12) months; provided, however, that such participation in Spectrum's Executive Medical Plan shall not be deemed a waiver of your right to continue to receive benefits under any group health care insurance plan, at your expense, to the extent required by the Consolidated Omnibus Budget Reconciliation Act of 1985. In addition, all stock options for stock of Employer theretofore granted to you will become immediately exercisable and will remain exercisable throughout the original term of such options notwithstanding any provision to the contrary regarding termination of employment in the stock option agreement issued in respect of such stock option or any other stock option plan of Employer pursuant to which such stock option may have been granted; provided, however, Employee agrees to waive such provision regarding new stock options upon request by Employer, if Employer reasonably determines that such waiver would be necessary or appropriate to qualify a stock option plan pursuant to applicable laws. Your benefits pursuant to this paragraph are and shall be payable immediately upon such discharge without just cause.

       Except to the extent that they are inconsistent with this Amendment, the terms and conditions of the Agreement shall remain in full force and effect, regardless of whether bankruptcy court approval of this Amendment is obtained.

       If the foregoing accurately reflects our agreement, please so indicate in the space designated below and I will instruct
Spectrum's counsel to promptly seek bankruptcy court approval, without which this Amendment will not be effective.

                                                       Sincerely,


                                                       Donald J. Amoruso
                                                       Chief Executive Officer

Accepted and Agreed:


________________________________
Mikhail Drabkin         Date